EXHIBIT 10.13
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                            STOCK PURCHASE AGREEMENT

                                      among

                            MEDE AMERICA CORPORATION

                                       and

                               THE STOCKHOLDERS OF
                          HEALTHCARE INTERCHANGE, INC.

                           NAMED IN SCHEDULE I HERETO

                          Dated as of October 20, 1998

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                                TABLE OF CONTENTS

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ARTICLE I.  SALE AND TRANSFER OF SHARES; PURCHASE PRICE; CLOSING..................................................1

         SECTION 1.01      Sale and Transfer of Shares............................................................1
         SECTION 1.02      Delivery of Shares and Payment of Purchase Price.......................................1
         SECTION 1.03      Closing................................................................................2

ARTICLE II.  REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY ....................................................2

         SECTION 2.01      Organization, Qualifications and Corporate Power; Subsidiaries.........................2
         SECTION 2.02      Capitalization.........................................................................3
         SECTION 2.03      Financial Statements...................................................................3
         SECTION 2.04      Absence of Undisclosed Liabilities.....................................................4
         SECTION 2.05      Absence of Certain Changes or Events...................................................4
         SECTION 2.06      Consents and Approvals.................................................................5
         SECTION 2.07      Title to Properties, Absence of Liens and Encumbrances.................................5
         SECTION 2.08      List of Properties, Contracts and Other Data...........................................6
         SECTION 2.09      Third-Party Payer and Customer Contracts...............................................7
         SECTION 2.10      Intangible Rights......................................................................7
         SECTION 2.11      Software...............................................................................7
         SECTION 2.12      Litigation, Etc........................................................................8
         SECTION 2.13      Taxes..................................................................................8
         SECTION 2.14      Governmental Authorizations and Regulations...........................................10
         SECTION 2.15      Labor Matters; Employees..............................................................10
         SECTION 2.16      Insurance.............................................................................11
         SECTION 2.17      Use of Real Property..................................................................11
         SECTION 2.18      Condition of Assets...................................................................11
         SECTION 2.19      Employee Benefit Plans................................................................11
         SECTION 2.20      Related Party Transactions............................................................13
         SECTION 2.21      Environmental Matters.................................................................13
         SECTION 2.22      System Capacity.......................................................................13
         SECTION 2.23      Stock and Asset Transfers.............................................................13
         SECTION 2.24      Securities Laws Matters...............................................................14
         SECTION 2.25      Y2K Compliance........................................................................14
         SECTION 2.26      Limit on Employee Obligations.........................................................14
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ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.................................................15

         SECTION 3.01      Organization, Qualifications and Corporate Power......................................15
         SECTION 3.02      Authorization of Agreements, Etc......................................................15
         SECTION 3.03      Validity..............................................................................15
         SECTION 3.04      Title to Shares.......................................................................15
         SECTION 3.05      Brokers' or Finders' Fees.............................................................16

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.....................................................16

         SECTION 4.01      Organization, Power, Etc..............................................................16
         SECTION 4.02      Authorization of Agreements, Etc......................................................16
         SECTION 4.03      Validity..............................................................................16
         SECTION 4.04      Governmental Approvals................................................................17
         SECTION 4.05      Litigation Relating to Transaction....................................................17
         SECTION 4.06      Brokers' or Finders' Fees.............................................................17

ARTICLE V.  COVENANTS............................................................................................17

         SECTION 5.01      Certain Covenants of the Stockholders ................................................17
         SECTION 5.02      Books and Records.....................................................................18
         SECTION 5.03      Preparation of Certain Financial Statements...........................................18
         SECTION 5.04      Certain Tax Matters...................................................................18
         SECTION 5.05      Certain Balance Sheet Transactions....................................................19
         SECTION 5.06      Consents and Approvals................................................................21
         SECTION 5.07      Retention of Employees................................................................21
         SECTION 5.08      Intercare and MTI Dispositions........................................................21
         SECTION 5.09      Employee Bonuses......................................................................21
         SECTION 5.10      Access to Tax and Other Records.......................................................21

ARTICLE VI.  CONDITIONS PRECEDENT................................................................................23

         SECTION 6.01      Conditions Precedent to the Obligations of the Purchaser..............................23
         SECTION 6.02      Conditions Precedent to the Obligations of the Stockholders...........................26

ARTICLE VII.  INDEMNIFICATION....................................................................................26

         SECTION 7.01      Survival of Representations and Warranties; Limitation................................26
         SECTION 7.02      Tax Indemnity.........................................................................27
         SECTION 7.03      General Indemnity by the Stockholders.................................................27

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         SECTION 7.04      General Indemnity by the Purchaser....................................................28
         SECTION 7.05      Third Party Claims....................................................................28
         SECTION 7.06      Procedure.............................................................................29
         SECTION 7.07      Remedies Limited......................................................................29
         SECTION 7.08      Limited Y2K Indemnity.................................................................30

ARTICLE VIII.              TERMINATION AND ABANDONMENT...........................................................31

         SECTION 8.01      Termination...........................................................................31
         SECTION 8.02      Procedure and Effect of Termination...................................................31

ARTICLE IX.                MISCELLANEOUS.........................................................................32

         SECTION 9.01      Expenses, Etc.........................................................................32
         SECTION 9.02      Execution in Counterparts.............................................................32
         SECTION 9.03      Notices...............................................................................32
         SECTION 9.04      Waivers...............................................................................33
         SECTION 9.05      Amendments, Supplements, Etc..........................................................33
         SECTION 9.06      Entire Agreement......................................................................33
         SECTION 9.07      Applicable Law........................................................................33
         SECTION 9.08      Binding Effect; Benefits..............................................................34
         SECTION 9.09      Assignability.........................................................................34
         SECTION 9.10      Pre-Closing Breach....................................................................34

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                         INDEX TO EXHIBITS AND SCHEDULES

Exhibit                            Description

-------                            -----------
    A                    Escrow Agreement

    B-1                  Amended and Restated Payer Agreement (Right Choice)
    B-2                  Amended and Restated Payer Agreement (General)
    C                    Data Processing Agreement
    D-1                  Form of Employment Agreement
    D-2                  Form of Transition Agreement
    D-3                  Form of Release (Intercare employees hired by PEI)
    D-4                  Form of Release (employees to be terminated)
    D-5                  Form of Release (Intercare employees not hired by PEI)
    D-6                  Form of Release Letter (Kruessel)
    E                    Form of Opinion of Counsel for the Stockholders
    F                    Form of Non-Competition and Confidentiality Agreement
    G                    Non-Competition Agreement (Romer)


Schedule                           Description

--------                           -----------
I                                  Stockholders
2.01                       Subsidiaries

2.02                       Shares of Capital Stock; Warrants, etc.
2.03                       Financial Statements
2.04                       Absence of Undisclosed Liabilities
2.05                       Changes Since June 30, 1998
2.06                       Consents and Approvals
2.07                       Title, Liens and Related Matters
2.08                       List of Properties, Contracts, Etc.
2.10                       Intangible Rights
2.11                       Software
2.12                       Litigation
2.13                       Tax Matters
2.14                       Regulations and Governmental Authorizations
2.15                       Employees
2.16                       Insurance
2.18                       Condition of Assets
2.19                       Severance and Other Benefits
2.20                       Related Party Transactions
2.25                       Y2K Compliance
5.05(b)                    Certain Payments
5.09                       Employee Bonuses
6.01(e)                    Employees




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                            STOCK PURCHASE AGREEMENT

                  STOCK PURCHASE AGREEMENT, dated as of October 20, 1998, among MEDE AMERICA CORPORATION, INC., a Delaware corporation (the "Purchaser"), and the stockholders of Healthcare Interchange, Inc., a Missouri corporation (the "Company"), named in Schedule I hereto (hereinafter sometimes referred to individually as a "Stockholder" and collec tively as the "Stockholders").

                  WHEREAS, on the Closing Date (as defined herein), the Stockholders will own all of the issued and outstanding shares of capital stock of the Company, consisting of (i) 35,000 shares (the "A Common Shares") of Class A Common Stock, $1 par value ("A Common Stock"), (ii) 35,000 shares (the "B Common Shares") of Class B Common Stock, $1 par value ("B Common Stock"), (iii) 20,001 shares (the "C Common Shares") of Class C Common Stock, $1 par value ("C Common Stock"), and (iv) 62,500 shares (the "Preferred Shares," and collectively with the A Common Shares, the B Common Shares and the C Common Shares, the "Shares") of Convertible Cumulative Preferred Stock, $1 par value ("Preferred Stock"); and

                  WHEREAS, the Stockholders desire to sell and the Purchaser desires to purchase the Shares, all on the terms and subject to the conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

                                   ARTICLE I.

                          SALE AND TRANSFER OF SHARES;
                             PURCHASE PRICE; CLOSING

                  SECTION 1.01. Sale and Transfer of Shares. Subject to the terms and conditions set forth herein, on the Closing Date (as hereinafter defined) each Stockholder shall sell to the Purchaser, and the Purchaser shall purchase from such Stockholder, the number of A Common Shares, B Common Shares, C Common Shares and Preferred Shares set forth opposite the name of such Stockholder in Part B of Schedule I hereto under the headings "A Common Shares," "B Common Shares," "C Common Shares" and "Preferred Shares," as applicable.

                  SECTION 1.02. Delivery of Shares and Payment of Purchase Price. (a) On the Closing Date, each Stockholder shall deliver to the Purchaser a certificate or certificates in defini tive form, registered in the name of such Stockholder or accompanied by a stock transfer power duly executed by the registered holder of such certificate and transferring the Shares evidenced thereby to such Stockholder, evidencing the Shares being sold by such
Stockholder hereunder, duly endorsed for transfer or accompanied by stock transfer powers duly endorsed in blank, with all requisite stock transfer taxes paid and stamps affixed.

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                  (b) As  payment in full of the  purchase  price for the Shares and against delivery of the certificates evidencing the Shares as aforesaid, on the Closing Date the Purchaser shall:

                  (i) pay an aggregate $11,200,000 (the "Initial Cash Consideration") to the Stockholders or as otherwise directed in writing by the Stockholders, by wire transfer of immediately available funds in the amounts set forth opposite the name of each Stockholder in Schedule I hereto under the heading "Cash Paid at Closing;" and

                  (ii) cause $400,000 in cash (the "Escrow Amount," collectively with the Initial Cash Consideration, the "Purchase Price") to be deposited in an escrow account pursuant to an Escrow Agreement among the Purchaser, the Stockholders and the Escrow Agent named therein, substantially in the form of Exhibit A hereto (the "Escrow Agreement"), to secure in part the indemnification obligations of the Stockholders pursuant to Article VII hereof.

                  SECTION 1.03. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Thompson Coburn, One Mercantile Center, St. Louis, Missouri 63101, within two business days after the satisfaction or waiver of all conditions to closing set forth herein, or at such other place or at such other date and time as the Stockholders and the Purchaser may mutually agree (the date and time of the Closing is herein called the "Closing Date").

                                   ARTICLE II.

                      REPRESENTATIONS AND WARRANTIES AS TO
                                   THE COMPANY

                  The Stockholders jointly and severally represent and warrant to the Purchaser as follows:

                  SECTION 2.01. Organization, Qualifications and Corporate Power; Subsidiaries. (a) The Company is a corporation duly incorporated and validly existing under the laws of the State of Missouri and is duly licensed or qualified as a foreign corporation in each other juris diction in which it owns or leases any real property or, to the extent the failure to so qualify would have a Material Adverse Effect (as defined herein), in which the nature of business transacted by it makes such licensing or qualification necessary. The Company has the corporate power and authority, and the legal right, to own and operate its properties and to carry on its business as currently conducted.

                  (b) Except as set forth in Schedule 2.01 hereto, the Company does not own of record or beneficially, or have any right or obligation to acquire, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into or exchangeable for capital stock

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of any other corporation or (ii) any participating interests in any partnership, joint venture or other non-corporate business enterprise.

                  SECTION 2.02. Capitalization. (a) The authorized capital stock of the Company consists of (i) 66,250 shares of A Common Stock, of which 35,000 shares are issued and outstanding, fully paid and nonassessable and owned as set forth in Part A of Schedule I hereto, (ii) 66,250 shares of B Common Stock, of which 35,000 shares are issued and outstanding, fully paid and nonassessable and owned as set forth in Part A of Schedule I hereto, (iii) 56,000 shares C Common Stock, of which 20,001 shares are issued and outstanding, fully paid and nonassessab le and owned as set forth in Part A of Schedule I hereto, and (iv) 62,500 shares of Preferred Stock, of which 62,500 shares are issued and outstanding, fully paid and nonassessable and owned as set forth in Part A of
Schedule I hereto. As of the Closing Date, all shares of capital stock of the Company shall be owned as set forth in Part B of Schedule I hereto. Except as set forth in Schedule 2.02 hereto, none of the Shares are subject to, nor were any of them issued in violation of, any preemptive rights of stockholders of the Company or to any right of first refusal or other similar right in favor of any person.

                  (b) Except as set forth in Schedule 2.02 hereto, (i) no subscription, warrant, option, convertible security or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of the Company are authorized or outstanding, (ii) there is not any commitment of the Company to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets and (iii) the Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of the capital stock of the Company or any interest therein or to pay any dividend or make any other distribution in respect thereof. At the Closing, neither the stock options listed or reflected on Schedule 2.02 hereto (or in any other Schedule hereto), nor any right to receive payment of any sort in respect of such stock options, will be outstanding.

                  (c) Effective upon the consummation of the transactions contemplated hereby, each of the Stockholders, by its execution and delivery of this Agreement, acknowledges satisfaction in full of all dividends payable in respect of the Preferred Stock through the Closing Date, and forever waives any claim, right, title or interest in or to any such dividends not actually paid as of the Closing Date.

                  SECTION  2.03.  Financial   Statements.   Attached  hereto  as
Schedule 2.03 are the balance sheet of the Company as of June 30, 1998, and the related statements of operation, cash flows and stockholders' equity (deficit) for the nine months then ended, including the notes thereto (collectively, the "Financial Statements"). The Financial Statements (i) are complete and correct in all material respects, (ii) were prepared from the books and records of the Company in conformity with generally accepted accounting principles applied on a consistent basis (subject to normal year-end adjustments) and (iii) fairly present the financial position and stockholders' equity of the Company as of the dates specified therein and the income and cash flows for the periods then ended.

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                  SECTION 2.04. Absence of Undisclosed  Liabilities.  Except (i)
as and to the extent reflected in the Financial Statements, (ii) as set forth in
Schedule 2.04 hereto, or (iii) for immaterial trade payables and similar operating liabilities incurred since June 30, 1998 in the ordi nary course of business and consistent with past practice, the Company has no liabilities or obliga tions of any kind or nature, whether known or unknown, secured, unsecured, absolute, accrued, contingent or otherwise, and whether due or to become due (including without limitation any tax liabilities due or to become due, or whether incurred in respect of or measured by the assets, sales, income or receipts of the Company for any period), which liabilities or obligations would be required to be reflected on a balance sheet of the Company prepared in accordance with generally accepted accounting principles.

                  SECTION 2.05. Absence of Certain Changes or Events. Since June 30, 1998, except as otherwise set forth in Schedule 2.05 hereto or as expressly contemplated by this Agreement, the Company has not:

                  (a) changed or amended its Articles of Incorporation or By-laws;

                  (b) incurred any obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice, none of which individually or in the aggregate is materially adverse;

                  (c) discharged or satisfied any material lien, security interest, charge or other encumbrance or paid any material obligation or liability (fixed or contingent), other than in the ordinary course of business and consistent with past practice;

                  (d) mortgaged, pledged or subjected to any lien, security interest, charge or other encumbrance any of its assets or properties (other than Permitted Liens as defined in Section 2.07 below);

                  (e) transferred, leased or otherwise disposed of any of its material assets or properties, except for fair consideration in the ordinary course of business and consistent with past practice, or acquired any material assets or properties, except in the ordinary course of business and consistent with past practice;

                  (f) declared, set aside or paid any distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeemed or other wise acquired any of its capital stock or split, combined or otherwise similarly changed its capital stock or authorized the creation or issuance of or issued or sold any capital stock or any securities or obligations convertible into or exchangeable therefor, or given any person any right to acquire any capital stock from the Company, or agreed to take any such action;

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                  (g)  made any  investment  of a  capital  nature,  whether  by purchase of stock or securities, contributions to capital, property transfers or otherwise, in any other partner ship, corporation or other entity, or purchased any material property or assets;

                  (h) canceled or compromised any debt or claim, other than in the ordinary course of business consistent with past practice;

                  (i) waived or released any rights of material value, including without limita tion, any Intangible Rights (as defined in Section 2.08(b) below);

                  (j) transferred or granted any rights under or with respect to any Intangible Rights, or permitted any license, permit or other form of authorization relating to an Intangible Right to lapse;

                  (k) made or granted any wage or salary increase applicable to any group or classification of employees generally, entered into any employment contract with, or made any loan to, or entered into any material transaction of any other nature with, any officer or employee of the Company; or

                  (l) suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct its business.

                  SECTION 2.06.  Consents and Approvals.  Except as set forth on
Schedule 2.06 hereto, no order, authorization, approval or consent from, or filing with, (i) any federal or state governmental or public body or other authority having jurisdiction over either Stockholder or the Company or (ii) any third party (including, without limitation, pursuant to any contract to which the Company is a party) is necessary (A) for the execution, delivery and performance by such Stockholder of its obligations under this Agreement or the Ancillary Agreements (as defined herein), to the extent that such Stockholder is a party thereto, or the consummation of the transactions contemplated hereby or
(B) in order that the business of the Company can be conducted immediately following the Closing Date substantially in the same manner as heretofore conducted.

                  SECTION 2.07. Title to Properties, Absence of Liens and Encumbrances. Except as set forth in Schedule 2.07 hereto, the Company has, and will have as of the Closing Date, good and valid title to all its assets and properties, in each case free and clear of all liens, charges, security interests or other encumbrances of any nature whatsoever, other than (x) liens for taxes not yet due, (y) mechanic's, materialman's and similar statutory liens arising in the ordinary course of business and which, in the aggregate, would not have a material adverse effect on the business, properties, prospects or condition (financial or other) of the Company (a "Material Adverse Effect"), or
(z) security interests securing indebtedness not in default for the purchase price of or lease rental payments on property purchased or leased under capital lease arrange-

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ments in theordinary course of business (the liens, charges,  security interests and other encumbrances described in clauses (x), (y) and (z) above being referred to herein as "Permitted Liens").

                  SECTION 2.08. List of Properties, Contracts and Other Data. Annexed hereto as

Schedule 2.08 is a list setting forth the following:

                  (a) a description of all leases of real or personal property to which the Company is a party, either as lessee or lessor, including a description of the parties to each such lease, the property to which each such lease relates, and the rental term and monthly (or other) rents payable under each such lease;

                  (b) (i) all patents, trademarks and trade names, trademark and trade name registrations, logos, servicemark registrations, copyright registrations, all applications pending on the date hereof for patent or for trademark, trade name, servicemark or copy right registrations, and all other material intellectual property rights (collectively "In tangible Rights") owned by the Company (specifying the nature of the rights therein), and (ii) all licenses granted by or to the Company and all other agreements to which the Company is a party that relate, in whole or in part, to any Intangible Rights mentioned in (i) above or to other proprietary rights reasonably necessary to the Company, whether owned by any of the Stockholders or the Company or otherwise;

                  (c) all collective bargaining agreements, employment and consulting agree ments, independent contractor agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance, severance or other similar plans or arrangements maintained for or providing benefits to employees of, or independent contractors or other agents for the Company (in any such case, whether oral or written);

                  (d) all contracts, including without limitation guarantees, mortgages, inden tures and loan agreements, to which the Company is a party, or to which the Company or its assets or properties is subject and which are not specifically referred to in clauses (a), (b), or (c) above, provided, however, that there need not be listed in said
         Schedule 2.08 pursuant to this clause (d) any sales contracts, supply contracts with suppliers and other such contracts incurred in the ordinary course of business and consistent with past practice, other than any such contract which (i) is a contract or group of related contracts which exceeds $5,000 in amount, (ii) contains warranties by the Company in excess of those customary in its business, (iii) cannot be performed in the normal course within 12 months after the Closing Date without breach or penalty or (iv) would be terminable or result in a penalty or additional obligation on the part of the Company upon the consum mation of the transactions contemplated hereby; and

                  (e) all agreements with third party payers and customers.

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                  Schedule 2.08  indicates,  for each contract  listed  therein, whether such contract relates to the so-called "Financial Services" business or the so-called "Intercare" business (or to both, as the case may be). True and complete copies of all documents and complete descriptions of all binding oral commitments (if any) referred to in said Schedule 2.08 have been provided or made available to the Purchaser and/or its counsel. Except as disclosed in such Schedule, all material provisions of the contracts referred to in such Schedule are valid and enforceable obligations of the Company and, to the knowledge of the Company and the Stockholders, of the other parties thereto. Neither the Company nor any of the Stockholders has been notified of, or is aware that any basis exists for, any claim that any contract referred to in such Schedule is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such contract any existing default or event of default or event which with notice or lapse of time or both would constitute such a default.

                  The lease for premises at 2452 Centerline Ind. Dr., Maryland Heights, Missouri 63043 will be validly terminated prior to the Closing Date.

                  SECTION 2.09. Third-Party Payer and Customer Contracts. Other than with respect to the third-party payers and customers of HIIT (as defined herein) or relating to the "Intercare" business, the Company has not lost since June 30, 1998, and neither the Company nor any of the Stockholders has been notified that the Company will lose or suffer diminution in, and to the knowledge of the Company and the Stockholders, no representative of a third-party payer or other customer has notified the Company or any of the Stockholders that, in the event of a sale of the Company, the Company would lose or suffer diminution in, its relationship with any third-party payer(s) or other customer(s) that, in the aggregate, accounted for more than five percent (5%) of the revenues of the Company during the nine months ended June 30, 1998.

                  SECTION  2.10.  Intangible  Rights.  Except  as set  forth  in
Schedule 2.10 hereto, (i) the Company has complied with its contractual obligations relating to the protection of such of the Intangible Rights used by it pursuant to licenses or other contracts, (ii) the Company has the right to use its Intangible Rights to provide, sell and produce the services provided and sold by it and to conduct its business as heretofore conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such Intangible Rights, (iii) all such Intangible Rights are valid, enforceable and in good standing, and no claims have been asserted with respect to the use by the Company of any of the Intangible Rights or otherwise for patent, copyright or trademark infringement, and (iv) to the knowledge of the Company and the Stockholders, no person is infringing on or violating the Intangible Rights or know-how used by the Company.

                  SECTION 2.11. Software. (a) The operating and applications computer software programs and databases used by the Company in the conduct of its business (other than programs and databases that are generally commercially available for a per unit license fee of less than $1,000) (collectively, the "Software") are described in Schedule 2.11 hereto. Except as set forth in
Schedule 2.11, the Company owns outright or holds valid licenses to all copies of the Software used by it in its business. None of the Software used by the Company, and no use by the

Company thereof, infringes upon or violates any patent, copyright, trade secret or other proprietary right of any other person and, to the knowledge of the Company and the Stockhold ers, no claim with respect to any such infringement or violation is threatened. The Company has taken all steps reasonably necessary to protect its right, title and interest in and to the Software owned by the Company, including, without limitation, the use of written agreements containing appropriate confidentiality provisions with all third parties having access to the source code relating to the Software.

                  (b) The Company possesses or has access to the original and all copies of all documentation, including, without limitation, all source code for all Software owned by it. Upon consummation of the transactions contemplated by this Agreement, except as set forth in Schedule 2.11, the Company will continue to own all the Software owned by it, free and clear of all claims, liens, encumbrances, obligations and liabilities, and, with respect to all agreements for the lease or license of Software which require consents or other actions as a result of the consummation of the transactions contemplated by this Agreement in order for the Company to continue to use and operate such Software after the Closing Date, the Company will have obtained such consents or taken such other actions so required.

                  (c) Any programs, modifications, enhancements or other inventions, improve ments, discoveries, methods or works of authorship included in the Software that were created by employees of the Company were made in the regular course of such employees' employment with the Company using the Company's facilities and resources and, as such, constitute "works made for hire."

                  SECTION 2.12. Litigation, Etc. Schedule 2.12 hereto sets forth a complete list and an accurate description of all claims, actions, suits, proceedings and investigations pending or, to the knowledge of the Company and the Stockholders, threatened, by or against the Company or any of its properties, assets, rights or businesses. No such pending or threatened claims, actions, suits, proceedings or investigations, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of the Stockholders has any knowledge of any basis for any other such claim, action, suit, proceeding or investigation which, if adversely decided, would have a Material Adverse Effect. There are no actions, suits, proceedings or claims pending before or by any court, arbitrator, regulatory authority or government agency against or affecting any of the Stockholders or the Company that might enjoin or prevent the consummation of the transactions contemplated by this Agreement.

                  SECTION 2.13.  Taxes.

                  (a) Except as set forth in Schedule 2.13 hereto, the Company has (i) duly and timely filed all returns, declarations, reports, estimates, information returns and statements ("Re turns") required to be filed by it in respect of any Taxes (as hereinafter defined), all of which Returns (including all informational Returns) were correct as filed (or as subsequently amended) and correctly reflect the facts regarding the income, business, assets, operations, activities and status of the Company as well as any Taxes required to be paid or collected by the Company; (ii) timely paid or withheld all Taxes that are due and payable with respect to the Returns referred to in clause (i); (iii) established, consistent with past practice, an adequate reserve, if any, on its books and records for the payment of all Taxes with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date; and (iv) complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper governmental authorities when due all amounts required to be so withheld and paid over.

                  For purposes of this Agreement, "Taxes" shall mean (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid or received, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, custom duties or other taxes, governmental fees or other like assessments or charges of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed on the Company by any governmental authority responsible for the imposition of any such taxes (domestic or foreign) ("Taxing Authorities"), (B) liability for the payment of any amounts of the type described in (A) as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payments of such amounts was determined or taken into account with reference to the liability of any other person for any period prior to the Closing Date and (C) liability with respect to the payment of any amounts described in (A) as a result of any express or implied obligation to indemnify any other person.

                  (b) Except as set forth in Schedule 2.13 hereto, no Federal, state or local income Tax Returns of the Company are being examined or have been examined by any Taxing Authority.

                  (c) Except as set forth in Schedule 2.13 hereto, the Company has never (A) requested or received a Tax ruling (other than a determination with respect to a qualified employee benefit plan) or entered into a legally binding agreement (such as a closing agreement) with any Taxing Authority, which ruling or agreement could have an effect on the Taxes of the Company on or after the Closing Date or (B) filed any election or caused any deemed election under
Section 338 of the Code, or any similar state or local provision.

                  (d) Except as set forth in Schedule 2.13 hereto, (A) no extensions of time have been granted to the Company to file any Return, which Return has not been filed in the time period permitted by any such extension,
(B) no deficiency or adjustment for any Taxes has been proposed, asserted or assessed against the Company, which deficiency or adjustment has not been paid in full, and no Federal, state, local or foreign audits or other administrative proceedings or court proceedings are currently in progress or pending against the Company with respect to any Taxes owed by the Company, and (C) no waiver or consent extending any statute of limitations for the assessment or collection of any Taxes owed by the Company, which waiver or consent remains in effect, has been executed by the Company or on behalf of the Company, nor are any re quests for such waivers or consents pending.

                  (e) Except as set forth in Schedule 2.13 hereto, the Company has never (A) been a member of any consolidated, combined or unitary group for Federal, state, local or foreign Tax law purposes or (B) been a party to any Tax-sharing or allocation agreement.

                  (f) The Company is not a party to any agreement, contract or arrangement that would result, by reason of the consummation of any of the transactions contemplated herein, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

                  SECTION 2.14.  Governmental Authorizations and Regulations.

                  (a) Except as set forth in Schedule 2.14 hereto, the Company has all govern mental licenses, franchises and permits ("Governmental Permits") required under applicable law for the conduct of its business as currently conducted.

                  (b) The business of the Company is being conducted in material compliance with all applicable laws, ordinances, rules and regulations of all governmental authorities relating to its properties or applicable to its business, including without limitation the terms of all Governmental Permits and federal securities laws. Neither the Company nor any of the Stock holders has received any notice of any alleged violation of any of the foregoing.

                  (c) Neither the Company nor any of its properties, operations or businesses is subject to any court or administrative order, judgment, injunction or decree. To the knowledge of the Company and the Stockholders, no action has been taken or recommended by any govern mental or regulatory official, body or authority, either to revoke, withdraw or suspend any license used in the operations of the Company.

                  SECTION 2.15. Labor Matters; Employees. (a) No collective bargaining agreement is applicable to any employees of the Company. There are not any disputes between the Company and any of its employees that might reasonably be expected to have a Material Ad verse Effect. To the knowledge of the Company and the Stockholders, there are not any organi zational efforts presently being made or threatened involving any of such employees. Neither the Company nor any of the Stockholders has received notice of any claim that the Company has failed to comply with any laws relating to employment, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and other payroll or similar taxes, equal employment opportunity, employment discrimination and employment safety, or that the Company is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

                  (b) There are no proceedings pending or, to the knowledge of the Company and the Stockholders, threatened before the National Labor Relations Board with respect to any employees of the Company. There are no discrimination charges (relating to sex, age, religion, race, national origin, ethnicity, handicap or veteran status) against the Company pending before any federal or state agency or authority.

                  (c) Schedule 2.15 hereto lists all employees of the Company as of the date hereof, and indicates for each employee (i) whether, to the knowledge of the Stockholders and the Company, such employee will be employed in connection with the "Intercare" business following the Closing, (ii) the salary now received by such Employee and (iii) the total amount (including stay/severance benefits and amounts payable on exercise of any "in the money" stock options held by such Employee) of all benefits that will be payable to the Employee as a result of the consum mation of the transactions contemplated hereby.

                  SECTION 2.16. Insurance. All policies of fire, liability, workers' compensation and other forms of insurance providing insurance coverage to or for the Company are listed in Schedule 2.16 hereto and, except as set forth in said Schedule 2.16, (i) the Company is a named insured under such policies, (ii) all premiums with respect thereto covering all periods up to and including the Closing Date have been paid and (iii) no notice of cancellation or termination has been received with respect to any such policy. All such policies are in full force and effect and will remain in full force and effect to and including the Closing Date, and coverage thereunder will continue to be in effect immediately after the Closing Date, without limit as to time, for occur rences prior to the Closing Date.

                  SECTION 2.17. Use of Real Property. The leased real properties listed in Schedule 2.08 hereto are used and operated by the Company in compliance and conformity with all applicable leases. Neither the Company nor any of the Stockholders has received notice of any violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or requirement relating to the respective real estate operations or assets of the Company and, to the knowledge of the Company and the Stockholders, there are no such violations.

                  SECTION  2.18.  Condition  of  Assets.  Except as set forth in
Schedule 2.18 hereto, all tangible personal property, fixtures and equipment comprising the assets of the Company are in a good state of repair (ordinary wear and tear excepted) and operating condition, and are sufficient and adequate to permit the Company to conduct its business as of the Closing Date.

                  SECTION 2.19. Employee Benefit Plans. (a) Schedule 2.08 attached hereto lists each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") maintained by the Company or to which the Company contributes or is required to contribute or in which any employee of the Company participates (a "Plan"). The Company has complied and currently is in compliance in all material respects, both as to form and operation, with the provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "Code") applicable to each Plan.

                  (b) Each of the  Plans  which is  intended  to  qualify  under
Section 401(a) of the Code does so qualify and is exempt from taxation pursuant to Section 501(a) of the Code, and the Company has received favorable and unrevoked determination letters from the Internal Revenue Service to that effect.

                  (c) The Company has not maintained, contributed to or been required to contribute to, and the employees of the Company do not participate in, a "multiemployer plan" (as defined in Section 3(37) of ERISA) or a "defined benefit plan" (as defined in Section 3(35) of ERISA). No amount is due or owing from the Company on account of a multiemployer plan or on account of any withdrawal therefrom.

                  (d) Notwithstanding anything else set forth herein, neither the Company nor any of the Stockholders has incurred any liability with respect to any Plan under ERISA (in cluding, without limitation, Title I or Title IV of ERISA), the Code or other applicable law, which has not been satisfied in full, and no event has occurred, and there exists no condition or set of circumstances which could result in the imposition of any liability under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law with respect to any of the Plans.

                  (e) No Plan, other than a Plan which is an employee pension benefit plan (within the meaning of Section 3(2)(A) of ERISA), provides benefits, including without limita tion, death, health or medical benefits (whether or not insured), with respect to current or former employees of the Company beyond their retirement or other termination of service with the Company (other than (i) coverage mandated by applicable law, (ii) deferred compensation benefits accrued as liabilities on the books of the Company or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary)).

                  (f) Except as otherwise set forth in Schedule 2.19 hereto, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compen sation due any such employee or officer.

                  (g) The Company has provided to the Purchaser true and complete copies of the following, to the extent each is applicable, for each
Plan: (i) the Plan; (ii) summary plan description of the Plan; (iii) the trust agreement, insurance policy or other instrument relating to the funding of the Plan; (iv) the most recent Annual Report (Form 5500 series) and accompanying schedule filed with the Internal Revenue Service or United States Department of Labor with respect to the Plan; (v) the most recent audited financial statement for the Plan; (vi) the most recent actuarial report of the Plan; (vii) the policy of fiduciary liability insurance (and agreements related thereto) maintained in connection with the Plan; and (viii) the most recent determination letter issued by the Internal Revenue Service with respect to each of the Plans that is intended to qualify under Section 401(a) of the Code.

                  SECTION 2.20. Related Party Transactions. Except as set forth in Schedule 2.20 hereto or as contemplated by this Agreement, there are no existing material arrangements or proposed material transactions between the Company or its subsidiaries and (i) any officer or director of the Company or its subsidiaries or any member of the immediate family of any of the foregoing persons (such officers, directors and family members being hereinafter individually re ferred to as a "Related Party"), (ii) any business (corporate or otherwise) which a Related Party owns, directly or indirectly, or in which a Related Party has an ownership interest, or (iii) between any Related Party and any business (corporate or otherwise) with which the Company or its subsidiaries regularly does business.

                  SECTION 2.21. Environmental Matters. (a) The Company, its business, operations, properties and assets comply in all material respects with all existing Environmental Laws (as defined below). The Company has not received notice of violations of any existing Environmental Law relating to the Company, its business or operations or any of its assets or properties that might reasonably be expected to have a Material Adverse Effect.

                  (b) For the purposes of this Agreement, "Environmental Laws" shall mean any law, statute, regulation, rule, order, ordinance, consent decree, settlement agreement or govern mental requirement of any governmental authority, as in effect on the date of this Agreement, which relates to or otherwise imposes liability or standards of conduct concerning the protection or pollution of the environment, or community health and safety, including, but not limited to the Comprehensive Environmental Response Compensation and Liability Act, as amended, the Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act and the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Toxic Substance and Control Act, the Federal Safe Drinking Water Act, and any similar or analogous statute, regulation, decisional law, legally binding conditions, standards, prohibitions, requirements or judgments or any governmental authority, as now exist.

                  SECTION 2.22. System Capacity. The computer hardware, Software and communications equipment now being used by the Company are sufficient to accommodate the electronic data interchange and transaction processing currently performed by the Company and as proposed to be performed for the next twelve months (given reasonably anticipated Company growth and transaction volume absent the transactions contemplated by this Agreement).

                  SECTION 2.23. Stock and Asset Transfers. The consummation of the transac tions contemplated by the "MTI Transfer Agreement" and the "Intercare Transfer Agreement" (as defined in Section 5.08 hereof), as contemplated by Section 5.08 hereof, will result in the valid and legally binding release (effective immediately after the Closing) of the Company, the Purchaser and their respective affiliates, parents, subsidiaries, directors, officers, employees and agents, from all liabilities and obligations of any nature and howsoever arising (whether arising before, on or after the Closing Date, whether known or unknown, secured, unsecured, absolute, accrued, contingent or otherwise, and whether due or to become due) to the extent the same relate to the business now conducted by the Company's subsidiary, HII Telemedical Corp. ("HIIT"), and the so-called "Intercare" business now being conducted by the Company, other than any such obligations that are explicitly set forth either on the "Closing Balance Sheet" or the "Backup Materials" (as each is defined in Section 5.05 hereof).

                  SECTION 2.24. Securities Laws Matters. Neither the Company nor, to the knowledge of the Company and the Stockholders, any person authorized by the Company or any Stockholder as agent, broker, dealer or otherwise in connection with the offering or sale of the Shares, or any similar securities has taken or will take any action (including without limitation any offer or sale of any securities under circumstances which would require the integration of such securities with the Common Shares being transferred by such Stockholder hereunder under the Securities Act of 1933 (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission (the "Commission") thereunder), which would subject such transfer to the registration provisions of the Securities Act.

                  SECTION 2.25. Y2K Compliance. Anything in this Agreement to the contrary notwithstanding, the Purchaser acknowledges and agrees that neither the Company nor the Stockholders have made any representation or warranty to, or covenant with, the Purchaser with respect to issues surrounding the so called "Year 2000" or "Y2K" problem or Y2K compliance of any of the Company's or any Stockholder's equipment, software, computer hardware or other assets; provided, however, that notwithstanding the foregoing, the Stockholders hereby represent and warrant that, except as set forth in Schedule 2.25 hereto, the Company has made no agreement or contract with or commitment to any third party that the Company's equipment, software or computer hardware will be Y2K compliant prior to December 1, 1999.

                  SECTION 2.26. Limit on Employee Obligations. Upon the execution and delivery of the "Employment Agreements," "Transition Agreements" and "Releases" (as defined herein) required by Section 6.01(e), by the employees listed on Schedule 6.01(e), after the Closing Date neither the Company, nor the Purchaser shall have any payment, severance, bonus or other compensatory obligations of any sort whatsoever arising from or relating to the employment of any employee of the Company or HIIT on or prior to the Closing Date, except for
(i) the obligations of the Purchaser and the Company listed in the Employment Agreements, Transition Agreements and Releases, (ii) the obligation to provide credit for past services in determining eligibility and status in the Purchaser's employee benefit plans, (iii) the obligation to pay salary for the pay period in which the Closing Date takes place, (iv) reimbursement obligations for business expenses incurred by such employees and submitted for payment in accordance with the Pur chaser's policies now in effect and (v) for any other liabilities specifically listed on the Closing Balance Sheet or the Backup Materials.

                                  ARTICLE III.

                        REPRESENTATIONS AND WARRANTIES OF
                                THE STOCKHOLDERS

                  Each Stockholder, severally and not jointly, represents and warrants as to itself to the Purchaser as follows:

                  SECTION 3.01. Organization, Qualifications and Corporate Power. Such Stockholder has been duly incorporated and is in good standing under the laws of its jurisdiction of incorporation. Such Stockholder has all requisite corporate power and authority to execute and deliver (i) this Agreement, (ii) the Escrow Agreement, (iii) a Non-Competition and Confiden tiality Agreement in the form of Exhibit F hereto (the "Non-Competition Agreement"), (iv) in the case of RightCHOICE Managed Care, Inc. ("RightCHOICE"), an Amended and Restated Payer Agreement in the form of Exhibit B-1 hereto (the "RightCHOICE Payer Agreement") and a Data Processing Agreement in the form of Exhibit C hereto (the "Data Processing Agreement"), and (v) in the case of General American Life Insurance Company ("General"), an Amended and Restated Payer Agreement in the form of Exhibit B-2 hereto (the "General Payer Agreement," and collectively with the Escrow Agreement, the Non-Competition Agreement, the RightCHOICE Payer Agreement and the Data Processing Agreement, the "Ancillary Agreements"), and to perform its obligations hereunder and thereunder.

                  SECTION 3.02. Authorization of Agreements, Etc. The execution and delivery by such Stockholder of this Agreement and the Ancillary Agreements to which it is a party, and the performance by such Stockholder of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action and will not (x) violate any provision of law, any order of any court or other agency of government, the charter or By-laws of such Stockholder, or any judgment, award or decree to which such Stockholder is a party, or by which such Stockholder or any of such Stockholder's properties or assets is bound or affected or (y) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the Shares.

                  SECTION 3.03. Validity. This Agreement has been duly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with its terms. Each of the Ancillary Agreements, when executed and delivered by such Stockholder (if a party thereto) as contem plated hereby, will constitute the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

                  SECTION 3.04. Title to Shares. Such Stockholder is the lawful holder of record and beneficial owner of the number of Shares set forth opposite the name of such Stockholder in Schedule I to this Agreement, in each case free and clear of any and all pledges, security interests, liens, charges or other encumbrances of any nature whatsoever. The delivery by such

Stockholder of certificates or instruments and agreements evidencing the number of Shares set forth opposite the name of such Stockholder as aforesaid, duly endorsed for transfer or accompanied by stock transfer powers duly endorsed in blank, to the Purchaser pursuant to Section 1.02(a) above, against payment or in exchange for such Shares pursuant to Section 1.02(b) above, will transfer valid title to said Shares to the Purchaser, free and clear of any and all pledges, security interests, liens, charges or other encumbrances of any nature whatsoever.

                  SECTION 3.05. Brokers' or Finders' Fees. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out directly with the Purchaser or through the Stockholders' agent, Jefferies & Company, Inc. (whose fees and expenses shall be borne solely by the Stockholders), without the intervention of any person on behalf of the Company or the Stockholders in such manner as to give rise to any claim by any person against the Purchaser for a finder's fee, brokerage commission or similar payment.

                                   ARTICLE IV.

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                  The Purchaser represents and warrants to the Stockholders as follows:

                  SECTION 4.01. Organization, Power, Etc. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereun der.

                  SECTION 4.02. Authorization of Agreements, Etc. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, and the performance by the Purchaser of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action on the part of the Purchaser and will not (x) violate any provision of law, any order of any court or other agency of government, the Amended and Restated Certificate of Incorporation or By-laws of the Purchaser, any judgment, award or decree or any indenture, agreement or other instrument to which the Purchaser is a party, or by which it or any of its properties or assets is bound or affected; (y) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agree ment or other instrument; or (z) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Purchaser.

                  SECTION 4.03. Validity. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligations of the Purchaser, enforce able against the Purchaser in accordance with its terms. Each of the Ancillary Agreements, when executed and delivered by the Purchaser (if a party thereto) as contemplated hereby, will constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

                  SECTION 4.04. Governmental Approvals. No order, authorization, approval or consent from, or filing with, any federal or state governmental or public body or other authority having jurisdiction over the Purchaser is necessary for the execution, delivery and performance by the Purchaser of its obligations under this Agreement or the Ancillary Agreements (to the extent that the Purchaser is a party thereto).

                  SECTION 4.05. Litigation Relating to Transaction. There are no actions, suits, proceedings or claims pending before any court, arbitrator or government agency against or affecting the Purchaser which might enjoin or prevent the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

                  SECTION 4.06. Brokers' or Finders' Fees. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Purchaser directly with the Stockholders, without the intervention of any person on behalf of the Purchaser in such manner as to give rise to any claim by any person against the Stockholders for a finder's fee, brokerage commission or similar payment.

                                   ARTICLE V.

                                    COVENANTS

                  SECTION 5.01. Certain Covenants of the Stockholders. (a) During the period from the date of this Agreement to the Closing Date, the Stockholders will cause the Company to conduct its business and operations according to its ordinary course of business consistent with past practice and use its best efforts (i) to preserve its relationships with business partners, employees and customers, (ii) to maintain the contracts with third-party payers and customers in full force and effect in accordance with their terms and (iii) to ensure that the Company will continue to provide its services to such third party payers and customers. Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement, prior to the Closing Date, without the prior written consent of the Purchaser, the Stockholders will cause the Company not to do any of the things listed in paragraphs (a) through (k) of Section 2.05 above.

                  (b) Upon prior notice and at reasonable times, between the date hereof and the Closing Date, the Stockholders shall, and shall cause the Company to, provide access to repre sentatives of the Purchaser to the financial, accounting and legal records of the Company, and to key employees of the Company designated by the Purchaser, and, in connection therewith, shall permit representatives of the Purchaser to visit the premises of the Company.

Such activities
shall be performed, so far as is reasonably possible, in such a manner as to avoid disruption of normal operations.

                  (c) Between the date hereof and the Closing Date, the Stockholders shall cause the Company not to, except as required by consistently applied accounting methods, (A) utilize accounting principles different from those used in the preparation of the financial statements as of June 30, 1998 referred to in Section 2.03 above, (B) change in any manner its method of main taining its books of account and records from such methods as in effect on June 30, 1998, or (C) accelerate booking of revenues or the deferral of expenses, other than as shall be consistent with past practice and in the ordinary course of business.

                  (d) Between the date hereof and the Closing Date, the Stockholders shall not, and shall cause the Company not to, enter into any transaction, make any agreement or commit ment, or take any action which would result in any of the representations, warranties or covenants of the Stockholders contained in this Agreement not being true and correct at and as of the time immediately after the occurrence of such transaction, event or action.

                  SECTION 5.02. Books and Records. Promptly after the Closing Date, the Stockholders shall deliver to the Purchaser or the Company all books and records used in the operation of the business of the Company and all files, documents, papers, agreements, books of account and other records pertaining to the business of the Company, to the extent that such books, records, files and other materials are not located at the offices of the Company.

                  SECTION 5.03. Preparation of Certain Financial Statements. (a) After the Closing and at no cost to the Stockholders, the Stockholders shall provide the Company's auditors with all financial information, other than information held by the Company, and data reasonably necessary to enable its independent accountants to prepare and review an audited consolidated balance sheet of the Company as of June 30, 1999 and the related statements of income, stockhol ders' equity and cash flows for the year then ended.

                  (b) The Stockholders agree that, if requested by the Company as being necessary to prepare the audited financial statements as contemplated by Section 5.03(a) hereof, the Stockholders shall provide to the Company's auditors a management representation letter in a form reasonably acceptable to such auditors covering the period referred to above.

                  SECTION 5.04.  Certain Tax Matters.

                  (a) Transfer Taxes. All stamp, transfer, sales and use Taxes imposed upon or incurred by any of the parties hereto in connection with the transfer of the Shares to the Purchaser under this Agreement, and any legal and other expenses relating thereto, shall be borne by the Stockholders. The Stockholders shall, at their own expense, prepare and file all necessary Tax Returns and other documents with respect to all such stamp, transfer, sales and use Taxes.

                  (b) Tax Returns. The Purchaser shall prepare and file all Tax Returns of the Company that have not yet been filed. Before filing any Tax Returns relating in whole or in part to the any period prior to the Closing Date, the Purchaser shall deliver a copy of such Tax Returns to the Stockholders for their review and approval (which will not be unreasonably withheld or delayed). The Purchaser shall make any changes requested by the Stockholders and reasonably acceptable to the Purchaser. For all Tax Returns relating both to periods before and after the Closing Date, all reasonable fees and expenses relating to the preparation of such returns shall be apportioned between the Stockholders, on the one hand, and the Company and the Purchaser, on the other hand, on the basis set forth in paragraph (c) below. The Stockholders shall provide the Purchaser with all reasonable assistance required to prepare and file such Tax Returns. The Stockholders shall be responsible for, and shall pay all Taxes shown on such Tax Returns that relate to any Tax period (or any portion thereof) ending on or before the close of business on the Closing Date (a "Prior Tax Period"). The Purchaser shall be responsible for, and shall pay, any such Taxes for which the Stockholders are not responsible.

                  (c) Straddle Periods. Subject to Section 5.04(b), with respect to any Tax period that straddles the Closing Date, (i) the portion of any Tax based on income, profits or revenue that is attributable to a Prior Tax Period shall be determined based on a closing of the Company's books as of the close of business on the Closing Date and (ii) the portion of any other Tax attributable to a Prior Tax Period will be determined by multiplying the amount of such Tax by a fraction, the numerator of which shall equal the number of days in such Prior Tax Period up to and including the Closing Date and the denominator of which shall equal the total number of days in such Tax period.

                  (d) Tax Disputes. In the event that the Stockholders dispute their responsi bility for any Tax under this Section 5.04, the Stockholders shall not be relieved of their obligation to pay, in the first instance, the amount of such Tax. If, within 15 days of the payment by the Stockholders of the disputed Tax, the Stockholders, on the one hand, and the Purchaser, on the other, are unable to resolve the dispute among themselves, they shall select a nationally recog nized financial accounting firm and shall give such firm the authority to resolve the dispute in its sole discretion.

                  SECTION 5.05.  Certain Balance Sheet Transactions.

                  (a) Prior to or on the Closing Date, the Stockholders shall cause the Company (or direct the Purchaser to disburse a portion of the Purchase Price) to repay all indebtedness of the Company for borrowed money, and to take such actions as may be necessary or appropriate to release all liens, encumbrances, mortgages and security interests securing such indebtedness.

                  (b) On or prior to the Closing Date, the Stockholders shall cause the Company to take such actions as may be necessary to cause (i) the Net Working Capital of the Company to be at least $1 on the Closing Date and (ii) the Tangible Net Worth of the Company on the Closing Date to be at least $425,000, in each case after giving effect to (i) the transactions contemplated by the MTI Transfer Agreement and the Intercare Transfer Agreement and (ii) the payments listed on Schedule 5.05(b) hereof; provided, however, that the Net Working Capital and Tangible Net Worth may be reduced below such amounts by the amount payable to KPMG Peat Marwick LLP in connection with its audit of the Company as of and for the nine months ended June 30, 1998; provided, further, however, that such amount so payable shall not exceed $30,000. For purposes hereof, "Net Working Capital" shall be calculated by subtracting the sum of the Company's current liabilities from the sum of the Company's "cash," "accounts receivable" (excluding, however, any accounts receivable arising from the Company's "Intercare" business and the business conducted by HIIT (collectively, the "Excluded Receivables")), "deposits" and "prepaids," in each case deter mined in accordance with generally accepted accounting principles consistently applied and (to the extent not inconsistent with GAAP) in a manner consistent with that used by the Company in preparing the Financial Statements. For purposes hereof, "Tangible Net Worth" means the total assets of the Company (excluding, however, any Excluded Receivables) less the value of capitalized software, goodwill, other intangible assets and less all liabilities, in each case determined in accordance with generally accepted accounting principles consistently applied and (to the extent not inconsistent with GAAP) in a manner consistent with that used by the Company in preparing the Financial Statements.

                  (c) On the Closing Date, the Stockholders shall deliver to the Purchaser a balance sheet (the "Closing Balance Sheet") of the Company, unaudited but certified by the Company's chief executive officer, reflecting (in accordance with paragraphs (a) and (b) above) the repayment of indebtedness and the revised Net Working Capital and Tangible Net Worth of the Company as of the Closing Date, and also reflecting the transactions contemplated by the MTI Transfer Agreement and the Intercare Transfer Agreement (and otherwise reflecting no material changes to the Company's audited June 30, 1998 balance sheet other than those described in Schedule 2.04 hereto). For all purposes of this Agreement, the Closing Balance Sheet shall be deemed to be part of the Financial Statements (without limiting the foregoing, the representations and warranties made by the Stockholders regarding the Financial Statements shall apply to the Closing Balance Sheet). The Stockholders shall also deliver to the Purchaser such supporting materials (collectively, the "Backup Materials") relating to the Closing Balance Sheet as the Purchaser may reasonably request, including without limitation worksheets of all accounts receiv able, accounts payable and accrued but unpaid expenses that are reflected on the Closing Balance Sheet.

                  (d) Notwithstanding any policy of the Purchaser to the contrary, the Purchaser agrees to cause the Company to pay all accrued sales commissions set forth in the Backup Materials as and when due in accordance with the Company's policies prior to the Closing Date, whether or not such employees are then employed by the Purchaser or the Company.

                  (e) The Purchaser agrees that, in connection with the transactions contemplated by the Intercare Transfer Agreement and the MTI Transfer Agreement, the Company will surrender all right, title and interest in and to the Excluded Receivables. In the event that, after the Closing Date, the Company shall receive any amounts in payment of the Excluded Receivables, the Purchaser shall cause the Company to remit one-half of any such amount to each Stockholder (with the result that such amount shall be remitted in full to the Stockholders). Such remittances shall be made in a reasonably commercially prompt manner.

                  SECTION 5.06. Consents and Approvals. Between the date hereof and the Closing Date, the Stockholders shall, and shall cause the Company to, use their respective best efforts to make the filings and procure the consents and approvals listed on Schedule 2.06 hereto.

                  SECTION 5.07. Retention of Employees. Effective as of the Closing Date, the Purchaser will offer employment to certain employees (the "Retained Employees") of the Company principally engaged in the "Financial Services" business. The Retained Employees will be employed on the terms set forth in the "Employment Agreements" referred to in Section 6.01(e) below. Effective as of the Closing Date, the Purchaser will offer employment to certain other employees (the "Transitional Employees") on a transitional basis for periods of time up to one year, on the terms set forth in the "Transition Agreements" referred to in Section 6.01(e) below.

                  SECTION 5.08. Intercare and MTI Dispositions. Between the date hereof and the Closing Date, the Stockholders shall, and shall cause the Company to, use their best efforts to execute and deliver agreements transferring from the Company all operations and liabilities relating to the business conducted by HIIT (such agreements being collectively referred to as the "MTI Transfer
Agreement") and the so-called "Intercare" business being conducted by the Company (such agreements being collectively referred to as the "Intercare Transfer Agreement"). Among other things, the Intercare Transfer Agreement and the MTI Transfer Agreement shall provide (in terms satisfactory to the Purchaser and its counsel) that after the Closing Date the Company shall have no obligations or liabilities of any sort relating to the businesses so disposed, other than any such obligations that are explicitly set forth either on the Closing Balance Sheet or the Backup Materials. In connection with the transactions contemplated by the Intercare Transfer Agreement, the Purchaser agrees to negotiate in good faith with the proposed acquiror of the Intercare business the terms of any short-term transitional service agreements that may be required by such acquiror after the Closing Date.

                  SECTION 5.09. Employee Bonuses. On the Closing Date, the Stockholders will cause a portion of the Purchase Price to be paid to the Company for the purpose of enabling the Company to pay (and the Stockholders shall cause the Company to pay) to each of the employees of the Company set forth on Schedule 5.09 hereto, a bonus in the amount set forth opposite the name of such employee.

                  SECTION 5.10.  Access to Tax and Other Records.

                  (a) After the Closing Date, if and to the extent that the Purchaser has asserted a claim for Damages under Article VII hereof, or any other third party has asserted a claim against either the Company or either Stockholder with respect to any act or omission alleged to have been taken or omitted by the Company on or prior to the Closing Date, then upon the request of either Stockholder the Purchaser shall (i) grant to such Stockholder and its representatives the right, during normal business hours, to inspect and copy the books, records and other documents of the Company and (ii) use commercially reasonable efforts to cause the Company's auditors to permit such Stockholder to inspect and copy worksheets and other information pertaining to the Company and its financial statements, in each case as reasonably necessary to defend such Stockholder against any such claim. In connection with any such inspection, the Stockholder making such inspection shall reimburse the Purchaser's, the Company's and the auditors' (as the case may be) reasonable out-of-pocket expenses only.

                  (b) After the Closing Date, in connection with any claim or investigation by the Internal Revenue Service or any state or local taxing authority with respect to (i) the Company, for any periods ending on or prior to the Closing Date, or (ii) the transactions contemplated by this Agreement, the Purchaser shall cause the Company to make available to either Stockholder access to appropriate employees, agents and representatives of the Company, in each case as reasonably necessary to defend itself against any such claim or to represent itself in any such investigation. Any out-of-pocket expenses reasonably and actually incurred by the Purchaser or the Company in complying with the provisions of this paragraph (b) shall be borne by the Stockholder requesting such assistance.

                  (c) The Purchaser shall, and shall cause the Company to, keep and maintain all their tax books, records and other tax information pertaining to the Company for all tax periods ending on or prior to the Closing Date for a period of six (6) years after the Closing Date, and thereafter shall (and shall cause the Company to) offer such tax information to the Stockholders prior to the disposal thereof.

                  (d) To the extent that either Stockholder requests information pursuant to this Section 5.10, such Stockholder shall keep such information confidential as though it were "Confidential Information," as such term is defined in the Non-Competition Agreement; provided, however, that notwithstanding the terms of the Non-Competition Agreement, such Stockholder may use such information for its own benefit in connection with the claim, investigation or proceeding giving rise to such Stockholder's request for information. Notwithstanding the provisions of this Section 5.10, in the event that Purchaser is advised in writing by its outside legal counsel that disclosure of any information hereunder would destroy or compromise a legally accepted privilege against disclosure (including without limitation privileges relating to attorney-client communications or attorney work products), the Purchaser and the Company shall not be obligated to disclose such information.

                                   ARTICLE VI.

                              CONDITIONS PRECEDENT

                  SECTION 6.01. Conditions Precedent to the Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject, at the option of the Purchaser, to the satisfaction at or prior to the Closing Date of each of the following conditions:

                  (a) Accuracy of Representations and Warranties. The representations and warranties of each Stockholder contained in this Agreement or in any certificate or document delivered to the Purchaser pursuant hereto shall be true and correct on and as of the Closing Date as though made at and as of that date, and each Stockholder shall have so certified to the Purchaser in writing.

                  (b) Compliance with Covenants. Each Stockholder shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at or prior to the Closing Date, and each Stockholder shall have so certified to the Purchaser in writing.

                  (c) Balance Sheet Adjustments. The Stockholders shall have made (or caused the Company to make) the payments, and delivered to the Purchaser the Closing Balance Sheet, contemplated by and in accordance with Sections 5.05 and 5.09 hereof. Such adjustments, and the form of such balance sheet after giving effect to such adjustments, shall be reasonably acceptable to the Purchaser.

                  (d) Indebtedness for Borrowed Money. The Stockholders shall have caused the Company to repay all indebtedness for borrowed money, and shall have caused all liens, encumbrances, mortgages and security interests in respect thereof to be released. The Stockhold ers shall have caused the Company to deliver to the Purchaser evidence of such repayments and releases, which evidence shall be reasonably satisfactory to the Purchaser and its counsel.

                  (e) Employment Arrangements. Each of the Retained Employees listed on Schedule 6.01(e) hereto shall have executed and delivered to the Company and the Purchaser an Employment Agreement in the form of Exhibit D-1 hereto (collectively, the "Employment Agreements"). Each of the Transitional Employees listed on Schedule 6.01(e) hereto shall have executed and delivered to the Company and the Purchaser a Transition Agreement in the form of Exhibit D-2 hereto (collectively, the "Transition Agreements"). Each of the other employees of the Company or HIIT shall have executed and delivered to the Company and the Purchaser a Release in the form of either Exhibit D-3, Exhibit D-4, Exhibit D-5, or Exhibit D-6 hereto (collectively, the "Releases"), as specified by Schedule 6.01(e).

                  (f) All Proceedings To Be Satisfactory. All proceedings to be taken by the Company and the Stockholders in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser and said counsel shall have received all such counterpart origi nals or certified or other copies of such documents as they may reasonably request.

                  (g) No Material Adverse Change. Except as disclosed on the Schedules to this Agreement, there shall not have occurred since June 30, 1998 any material adverse change (i) in the financial condition or results of operations of the business of the Company or (ii) in the capacity of the Company to conduct such business in a manner consistent with past practice.

                  (h) Opinion of Counsel. The Purchaser shall have received the opinion of Thompson Coburn, counsel to the Stockholders, in substantially the form of Exhibit E hereto.

                  (i) Consents and Approvals. All authorizations, consents, waivers and approvals set forth in Schedule 2.06 hereto shall have been duly obtained and shall be in form and substance reasonably satisfactory to the Purchaser and its counsel.

                  (j) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted by any party or threatened by any governmental department, agency or authority, in either case seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby or which would, if adversely decided, have a Material Adverse Effect.

                  (k) Ancillary Agreements. The Stockholders, the Company and the Escrow Agent shall have executed and delivered the Ancillary Agreements to which each of them is a party, and the Ancillary Agreements shall be in full force and effect with respect to each of them.

                  (l) MTI Transfer Agreement and Intercare Transfer Agreement. The MTI Transfer Agreement and the Intercare Transfer Agreement (in form and substance satisfactory to the Purchaser and its counsel) shall be have been executed and delivered by all parties thereto, all conditions to closing set forth therein shall have been satisfied, and such agreements shall have been consummated in accordance with their respective terms.

                  (m)  Intercare  Switching  Agreement.   The  Company  and  the
acquiror of the Intercare business shall have executed and delivered an Intercare Switching Agreement on mutually agreeable terms.

                  (n) Resignations. The Purchaser shall have received from each person who is, immediately prior to the Closing Date, a director or officer of the Company, his or her written resignation, effective as of the Closing Date, from such position.

                  (o) Supporting Documents. On or prior to the Closing Date, the Purchaser and its counsel shall have received copies of the following supporting documents:

                  (i) (A) the charter documents of the Company and each of the Stockholders certified as of a recent date by the Secretary of State of such corporation's jurisdiction of incorporation and (B) a certificate of such Secretary of State as to the due incorporation and good standing of the Company or such Stockholder, as the case may be, and listing all documents on file with said official;

                  (ii) a certificate of the Secretary or an Assistant Secretary of the Company and each of the Stockholders, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the By-laws of the Company or such Stockholder, as the case may be, as in effect on the date of such certification; (B) that the charter of the Company or such Stockholder, as the case may be, have not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(B) above; (C) in the case of each Stockholder, that attached thereto is a true and complete copy of the resolutions adopted by the Board of Directors or an authorized committee of the Board of Directors of such Stockholder, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements; and (D) as to the incum bency and signature of each officer of the Company or such Stockholder that is executing any Ancillary Agreement or other certificate or document delivered in connection with the Closing; and

                  (iii) such additional supporting documents as the Purchaser or its counsel may rea sonably request.

All such documents shall be satisfactory in form and substance to the Purchaser and its counsel.

                  (p) Non-Competition Agreement. John Romer shall have executed and delivered a Non-Competition Agreement substantially in the form of Exhibit G hereto, and the same shall be in full force and effect.

                  (q)  Settlement  of  Litigation.   The  lawsuit  described  on
Schedule 2.12 hereto shall have been settled and dismissed with prejudice. The terms of such settlement shall be satisfactory to the Purchaser and its counsel.

                  (r) Financing. The Purchaser shall have obtained financing from Bank of America NT&SA in an amount sufficient to enable it to pay the Purchase Price.

                  SECTION 6.02. Conditions Precedent to the Obligations of the Stockholders. The obligations of the Stockholders under this Agreement are subject, at the option of the Stockholders, to the satisfaction at or prior to the Closing Date of each of the following condi tions:

                  (a) Accuracy of Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement or in any certificate or document delivered to the Stockholders pursuant hereto shall be true and correct on and as of the Closing Date as though made at and as of that date.

                  (b) Compliance with Covenants. The Purchaser shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at or prior to the Closing Date.

                  (c) All Proceedings to Be Satisfactory. All proceedings to be taken by the Purchaser in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Stockholders and their counsel, and the Stockholders and said counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

                  (d) Employment Arrangements. Each of the Retained Employees shall have executed and delivered to the Company and the Purchaser an Employment Agreement. Each of the Transitional Employees shall have executed and delivered to the Company and the Purchaser a Transition Agreement. Each of the Company's employees not to be retained by the Company or the Purchaser following the Closing Date shall have executed and delivered to the Company and the Purchaser a Release.

                  (e) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted by any party or threatened by any governmental department, agency or authority, in either case seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby.

                  (f) Ancillary Agreements. The Purchaser, the Company and the Escrow Agent shall have executed and delivered the Ancillary Agreements to which each of them is a party, and the Ancillary Agreements shall be in full force and effect with respect to each of them.

                                  ARTICLE VII.

                                 INDEMNIFICATION

                  SECTION 7.01. Survival of Representations and Warranties; Limitation. All representations and warranties made by any party hereto in this Agreement or pursuant hereto shall survive the Closing Date hereunder for a period of eighteen months, except for (i)those representations and warranties set forth in Section 2.13 hereof, which shall survive until the expiration of all applicable Tax statutes of limitations (including any extensions thereof) and (ii) those representations and warranties set forth in Sections 2.02 and 3.04 hereof, which shall survive indefinitely. Notwithstanding the other provisions of this Article VII, no party hereto shall be obligated to indemnify any other party hereto until the aggregate amount of Taxes and/or Damages (as defined herein) in respect of which indemnification is sought exceeds $30,000, it being understood that the foregoing limitation is a "threshold" and not a "deductible." In addition, the maximum aggregate liability of the Stockholders for "Damages" (as defined herein) shall be $11,600,000. There shall be no maximum aggregate liability of the Stockholders for Taxes payable in accordance with Section 7.02 hereof.

                  SECTION 7.02. Tax Indemnity. (a) The Stockholders jointly and severally agree to and will indemnify, defend and hold harmless the Purchaser and the Company from and against any and all Taxes incurred by, imposed upon or attributable to the Company or HIIT, including reasonable legal fees and expenses incurred by the Company, HIIT or any party hereto and relat ing thereto, for any Prior Tax Period, including without limitation any amount due for sales and use Taxes payable as a result of an audit conducted by state or local governmental authorities.

                  (b) For purposes of this Section 7.02, any interest, penalty or additional charge included in Taxes shall be deemed to be a Tax for the period to which the item or event giving rise to such interest, penalty or additional charge is attributable, and not a Tax for the period during which such interest, penalty or additional charge accrues.

                  (c) The indemnity provided for in this Section 7.02 shall be independent of any other indemnity provision hereof and, anything in this Agreement to the contrary notwithstanding, shall survive until the expiration of the applicable statutes of limitation, including any extensions thereof, for the Taxes referred to herein. Any Taxes, legal fees and expenses subject to indemnifi cation under this Section 7.02 shall not be subject to indemnification under Section 7.03 or Section 7.04 hereof.

                  SECTION 7.03. General Indemnity by the Stockholders. Subject to the terms and conditions of this Article VII, the Stockholders agree to and will, jointly and severally, indemnify, defend and hold the Purchaser and the Company (together with their respective directors, officers, employees, agents, stockholders and affiliates) harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation interest, penalties and reasonable attorneys' fees and expenses (hereinafter collectively called "Damages"), asserted against, resulting to, imposed upon or incurred by the Company or the Purchaser (or such other parties) by reason of, resulting from or arising out of:

                   (i) a breach of any representation or warranty of any Stockholder contained in or made pursuant to this Agreement, except as and to the extent that Section 7.02 above shall be applicable thereto, in which case the provisions of said section shall govern;

                  (ii)  any  breach  of  any   covenant  or   agreement  of  any
         Stockholder contained in or made pursuant to this Agreement;

                  (iii) any claims, actions, suits, proceedings, or investigations described in Schedule 2.12 hereof, or any other claim, action, suit, proceeding, or investigation against the Company or the Stockholders, whether known or unknown as of the Closing Date, to the extent arising from an event occurring or a claim arising on or prior to the Closing Date (including, without limitation, any claims for severance or other employment-related benefits by any employee of the Company beyond those specifically assumed by the Purchaser pursuant to the Employment Agreements, the Transition Agreements and the Releases); or

                  (iv) any liabilities or obligations of any nature and howsoever arising (whether arising before, on or after the Closing Date, whether known or unknown, secured, unse cured, absolute, accrued, contingent or otherwise, and whether due or to become due) to the extent the same relate to the business conducted by HIIT or to the so-called "Intercare" business conducted by the Company on or prior to the Closing Date, other than any liabilities or obligations of the Company specifically listed on the Closing Balance Sheet or the Backup Materials.

                  SECTION 7.04. General Indemnity by the Purchaser. Subject to the terms and conditions of this Article VII, the Purchaser agrees to and will indemnify, defend and hold the Stockholders (together with their respective directors, officers, employees, agents, stockholders and affiliates) harmless from and against all Damages asserted against, resulting to, imposed upon or incurred by the Stockholders (or such other parties) by reason of, resulting from or arising out of:

                  (i) a breach of any representation or warranty of the Purchaser contained in or made pursuant to this Agreement,

                  (ii) any breach of any covenant or agreement of the Purchaser contained in or made pursuant to this Agreement or

                  (iii)  any   liabilities   or   obligations   of  the  Company
         specifically  listed  on  the  Closing  Balance  Sheet  or  the  Backup
         Materials.

                  SECTION 7.05. Third Party Claims. The respective obligations and liabilities of the Stockholders, on the one hand, and the Purchaser, on the other hand (herein sometimes called the "indemnifying party"), to the other (herein sometimes called the "party to be indemnified" or the "indemnified party") under Sections 7.03 and 7.04 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

                  (a) Within 30 days after receipt of notice of commencement of any action or the assertion of any claim by a third party, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading (provided that failure so to notify the indemnifying party of the assertion of a claim within such period shall not affect its indemnity obligation hereunder except as and to the extent that such failure shall adversely affect the defense of such claim), and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing.

                  (b) In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compro mise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof.

                  (c) Anything in this Section 7.05 to the contrary notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the party to be indem nified other than as a result of money damages or other money payments, the indemnified party shall have the right, at its own cost and expense, to compromise or settle such claim, but (ii) the party to be indemnified shall not, without the prior written consent of the indemnifying party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnifying party a release from all liability in respect of such claim.

                  (d) In connection with any such indemnification, the party to be indemnified will cooperate in all reasonable requests of the indemnifying party.

                  SECTION 7.06. Procedure. In the event that a party incurs Damages or Taxes for which it in good faith believes it is entitled to indemnification under this Article VII, and the procedure set forth in Section
7.05 is not applicable, then at any time after incurring or paying such Damages or Taxes, such party shall notify the Purchaser or the Stockholders, as applicable, of such payment or incurrence in writing and request that such party or parties pay to it the amount of such Damages or Taxes. Within 30 days after receiving such a written request, the party or parties from whom indemnity is sought shall, in good faith, either (i) pay the amounts so requested to be indemnified or (ii) notify the party seeking indemnification that it does not intend to pay such amounts, in which case the party seeking indemnification may pursue any and all lawful remedies in respect of its claims.

                  SECTION 7.07. Remedies Limited. From and after the Closing Date, the indemnification provisions of this Article VII shall be the sole and exclusive contractual remedy of the parties hereto with respect to any breach of this Agreement; provided that the foregoing shall not prohibit any claim for injunctive or non-monetary equitable relief.

                  SECTION 7.08. Limited Y2K Indemnity. (a) The Purchaser shall have no right of indemnification for Damages to the extent the same arise out of or relate to the Y2K problem, other than for a breach of the representations set forth in the proviso to Section 2.25 of this Agreement and except as specifically provided in this Section 7.08.

                  (b)      In the event that:

         (i)      between  the  Closing  Date  and June 30,  1999,  a client  or
                  clients   (each  a  "Terminat  ing  Client")  of  the  Company
                  terminate their respective contracts with the Company;

         (ii) the principal grounds for termination of such Terminating Client's contract is the failure of the Company to abide by a representation or warranty (whether oral or written and whether set forth on Schedule 2.25 or otherwise), made by the Company on or prior to the Closing Date, relating to the date prior to which the Company's systems or services would be Y2K compliant; and

         (iii) the aggregate revenues of all Terminating Clients for the twelve months ended September 30, 1998 exceeded $500,000;

then the Stockholders shall jointly and severally pay to the Purchaser an amount equal to 40% of (i) the "net sales" (computed in accordance with the "net sales" shown on the "Schedule of Financial Services Customer Agreements" appended to
Schedule 2.08(d) hereof) generated by each such Terminating Client in the month prior to the termination of such Terminating Client's contract, multiplied by
(ii) eighteen.

                  (c) The Stockholders jointly and severally agree to indemnify, defend and hold harmless the Purchaser and the Company from and against any and all Damages resulting from claims by any clients of the Company to the extent that such claims relate to an actual or alleged failure of the Company to abide by a representation or warranty (whether oral or written and whether set forth on Schedule 2.25 or otherwise), made by the Company on or prior to the Closing Date, relating to the date prior to which the Company's systems or services would be Y2K compliant.

                  (d) In no event shall the Stockholders be obligated to indemnify the Purchaser and/or the Company under this Section 7.08 for any amounts in excess of $1,000,000 in the aggregate.

                                  ARTICLE VIII.

                           TERMINATION AND ABANDONMENT

                  SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by the mutual consent of the Stockholders and the Purchaser;

                  (b) by a "Breaching Party" (as defined in Section 9.10 hereof), subject to the terms (including the payment obligations) of
         Section 9.10; or

                  (c) by the Purchaser, on the one hand, or the Stockholders, on the other hand, if the Closing shall not have occurred on or before November 30, 1998 or such later date as may be agreed upon by the parties hereto, provided, however, that the right to termi nate this Agreement under this clause (c) shall not be available to any party (a "Defaulting Party") whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

If the Closing shall not have occurred, or this Agreement shall not have been terminated in accordance with this Section 8.01, by December 31, 1998, this Agreement shall automatically terminate on said date, provided, however, that such termination shall not affect the liability hereunder of any Defaulting Party.

                  SECTION 8.02. Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any or all of the parties pursuant to Section 8.01 above, written notice thereof shall forthwith be given to the other parties to this Agreement (other than in the event of an automatic termination as provided in such Section) and this Agreement (except for this Section and Sections 8.01 and 9.01, which shall continue) shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided in this Agreement:

                  (a) the parties hereto will promptly redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

                  (b) no party shall have any liability or further obligation to any other party to this Agreement pursuant to this Agreement except as provided in this Article VIII.

                                   ARTICLE IX.

                                  MISCELLANEOUS

                  SECTION 9.01. Expenses, Etc. (a) Subject to Section 9.10 hereof, all costs and expenses, including fees and disbursements of counsel, advisors, accountants and consultants, incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the closing of the transactions contemplated hereby (collectively, "Expenses"), shall be paid by the party incurring such Expenses. All transfer, documentary, stamp and other similar taxes, if any, in connection with the transfer of the Shares as provided herein shall be borne by the Stockholder selling or exchanging such Shares.

                  (b) The Stockholders, on the one hand, and the Purchaser, on the other hand, will indemnify the other and hold it or them harmless from and against any claims for finders' fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between such indemnifying party and any third party.

                  SECTION 9.02. Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  SECTION 9.03. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient and deemed to be received if (i) delivered personally, (ii) mailed by registered or certified mail, return receipt requested and postage prepaid, or (iii) sent via a nationally recognized overnight courier service, in each case as follows:

         if to the Purchaser, to:

                  MEDE AMERICA Corporation
                  Suite 501
                  90 Merrick Avenue
                  East Meadow, New York  11554
                  Attention:  Thomas P. Staudt

         with a copy to:

                  Reboul, MacMurray, Hewitt,
                     Maynard & Kristol

                  45 Rockefeller Plaza
                  New York, New York  10111
                  Attention:  Mark J. Tannenbaum, Esq.

         if to any Stockholder, to the address appearing under the name of such Stockholder in Schedule I hereto, and in each case with a copy to:

                  Thompson Coburn
                  One Mercantile Center
                  Suite 3500
                  St. Louis, Missouri  63101

                  Attention:  Donald B. Dorwart, Esq.

or such other address or addresses as the Stockholders, on the one hand, or the Purchaser, on the other hand, shall have designated by notice in writing to the other.

                  SECTION 9.04. Waivers. Either the Stockholders, on the one hand, or the Purchaser, on the other hand, may, by written notice to the other,
(i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement, (iii) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                  SECTION 9.05. Amendments, Supplements, Etc. At any time this Agreement may be amended or supplemented by such additional agreements, articles or certificates, as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby. Any such instrument must be in writing and signed by all parties hereto.

                  SECTION 9.06. Entire Agreement. This Agreement, its Exhibits and Schedules and the documents executed on the Closing Date in connection herewith, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

                  SECTION 9.07. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCLUSIVE

OF THE CONFLICTS OF LAWS PROVISIONS THEREOF.

                  SECTION 9.08. Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted as signs. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  SECTION 9.09. Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

                  SECTION 9.10.  Pre-Closing Breach.

                  (a) Between the date hereof and the Closing Date, if as a result of any investigation by any party or any information disclosed to or discovered by such party prior to the Closing Date, such party determines that any representation or warranty of another party hereunder is not true, or that any covenant of another party (in either case, the "Breaching Party") is impracticable or impossible of performance (a "Pre-Closing Breach"), the party making such determination will use reasonable efforts to communicate the existence of a possible Pre-Closing Breach to the Breaching Party. Promptly after learning of any Pre-Closing Breach, the Breaching Party shall use its best efforts to remedy or cure the same; provided that, in the event the Breaching Party determines that the cost of remedying such Pre-Closing Breach is greater than $100,000 or that such Pre-Closing Breach cannot be remedied prior to the Closing Date, the Breaching Party may terminate this Agreement and its obligations hereunder by paying all fees, expenses and internal allocated costs of each other party hereto relating to the negotiation, execution or implementation of the acquisition contemplated hereby. As of the date hereof, the total of such costs for the Purchaser is $150,000. Any party entitled to reimbursement for fees, expenses and costs (whether arising before or after the date hereof) shall submit reasonably detailed supporting documentation to the Breaching Party.

                  (b) Nothing in paragraph (a) above shall restrict the requirement that the Breaching Party either satisfy or obtain a waiver of all conditions precedent set forth in Section 6.01 or Section 6.02 hereof, as the case may be, in order to cause the Purchaser or the Stockhold ers, as the case may be, to be obligated to consummate the transactions contemplated hereby

                  (c) Notwithstanding anything to the contrary set forth in this Agreement, no investigation or acquisition of information (whether actual, alleged or imputed) by any party hereto shall in any way operate as a waiver of the representations, warranties and covenants made to or for the benefit of such party in this Agreement. In addition to and without limiting the generality of the foregoing, after the Closing Date any actual or alleged failure by any party hereto to disclose a Pre-Closing Breach shall in no way restrict such party from seeking indemnification or any other available remedy hereunder for such Pre-Closing Breach.

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the day and year first above written.

                                        MEDE AMERICA CORPORATION

                                        By

                                          ----------------------------------
                                                  Richard P. Bankosky
                                                Chief Financial Officer

                                        STOCKHOLDERS:

                                        RIGHTCHOICE MANAGED CARE, INC.

                                        By

                                          ----------------------------------
                                        Name:
                                        Title:

                                        GENERAL AMERICAN LIFE INSURANCE COMPANY

                                        By

                                          ----------------------------------
                                        Name:
                                        Title:


                                                    SCHEDULE I, PART B

                                            A Common          B Common          C Common           Preferred       Initial Cash
Name and Address of Stockholder             Shares            Shares            Shares             Shares          Payment
-------------------------------             -------------     -------------     -------------      -----------     --------------
RightCHOICE Managed Care, Inc.                         0            35,000          10,000.5           31,250          $5,600,000
1831 Chestnut
St. Louis, Missouri 63103
Attn: Sandra Van Trease

General American Life Insurance Company           35,000                 0          10,000.5           31,250          $5,600,000
13045 Tesson Ferry Road
St. Louis, Missouri 63128
Attn: Michael P. Ingrassia

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